EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

MYOGEN ANNOUNCES $60 MILLION PRIVATE FINANCING

Denver, Colorado, September 27, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today announced that it has entered into definitive purchase agreements for a $60 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock to institutional and accredited investors. The financing is expected to close on September 29, 2004.

The Company intends to use net proceeds from the financing to continue the development of enoximone, ambrisentan and darusentan and the Company’s research program, to prepare for the potential commercial launch of enoximone and ambrisentan and for working capital and general corporate purposes.

At closing, the Company will issue 9.2 million shares of common stock at a price of $6.525 per share, together with warrants to purchase up to 1.8 million additional shares of common stock at an exercise price of $7.80 per share. Investors in the offering included previous Myogen stockholders New Enterprise Associates, InterWest Partners, Perseus-Soros Biopharmaceutical Fund and Sequel Venture Partners, as well as several new investors. CIBC World Markets and Lazard Frères & Co. LLC acted as joint placement agents for the transaction.

“We are gratified by the support and confidence our new and existing investors have expressed in Myogen’s product pipeline, management and business strategy with this financing,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders.”

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements. The shares were offered and sold only to institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering resale of the common stock issued in the private placement.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock of the Company.

7575 West 103rd Avenue, #102, Westminster, Colorado 80021-5426 • Phone: 303-410-6666• Fax: 303-410-6667

About Myogen

Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant systolic hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K for the year ended December 31, 2003 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results.

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